Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Summary

• Net income of $2.7 million, down $0.2 million, compared to $2.9 million in second quarter of 2019

• Diluted earnings per share of $0.58, down $0.04, compared to $0.62 in second quarter of 2019

• Gain on sales of loans of $2.4 million, up $1.8 million from $0.6 million in second quarter of 2019

• Provision for loan losses of $0.3 million, up $1.4 million from ($1.1) million in second quarter of 2019

• Net interest margin of 3.57%, down 78 basis points from 4.35% for second quarter of 2019

Year to Date Summary

• Net income of $4.1 million, down $0.4 million, compared to $4.5 million in first six months of 2019

• Diluted earnings per share of $0.88, down $0.09, compared to $0.97 in first six months of 2019

• Gain on sales of loans of $3.5 million, up $2.5 million from $1.0 million in first six months of 2019

• Provision for loan losses of $0.8 million, up $1.8 million from ($1.0) million in first six months of 2019

• Net interest margin of 3.66%, down 57 basis points from 4.23% for the first six months of 2019

Net Income Summary

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net income	$2,691	$2,862	$4,076	$4,481
Diluted earnings per share	0.58	0.62	0.88	0.97
Return on average assets (annualized)	1.29%	1.60%	1.01%	1.25%
Return on average equity (annualized)	11.31%	13.10%	8.65%	10.43%
Book value per share	$20.29	$18.33	$20.29	$18.33

ROCHESTER, MINNESOTA, July 20, 2020 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $863 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.7 million for the second quarter of 2020, a decrease of $0.2 million, compared to net income of $2.9 million for the second quarter of 2019. Diluted earnings per share for the second quarter of 2020 was $0.58, a decrease of $0.04 from the diluted earnings per share of $0.62 for the second quarter of 2019. The decrease in net income was primarily because of the $1.4 million increase in the provision for loan losses between the periods. The provision for loan losses increased between the periods primarily because of the decrease in the recoveries received in the current period when compared to the same period of 2019 and also because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. Net interest income also decreased $0.4 million primarily because of a decrease in the yields earned on interest earning assets as a result of the decrease in the average prime rate between the periods. These decreases in net income were partially offset by a $1.6 million increase in other non-interest income due primarily to an increase in the gain on sales of mortgage loans between the periods. The increase in the gain on sales of mortgage loans was due to the increase in mortgage loan refinance activity in the current period as a result of the lower interest rate environment between the periods.

President’s Statement

“The COVID-19 pandemic and the related stay-at-home orders continued to have a significant impact on everyone in the second quarter of 2020. The economic effects of the pandemic on our clients combined with the net interest margin compression related to the low interest rate environment continued to be an earnings challenge for our bank and the financial industry as a whole,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “Despite these challenges, we are pleased to report the increase in our mortgage loan origination activity and the related gain on sales of loans that we experienced during the second quarter of 2020. We are also encouraged by the positive impact that the Small Business Administration’s Paycheck Protection Program (PPP) loan program as well as other economic stimulus actions implemented by the federal government appear to be having on our clients. We are proud to have originated $53.1 million in PPP loans in the second quarter of 2020 and continue to work with our clients to obtain the appropriate amount of loan forgiveness that they are eligible for in consideration for retaining their workforce.”

Second Quarter Results

Net Interest Income

Net interest income was $7.1 million for the second quarter of 2020, a decrease of $0.4 million, or 4.4%, compared to $7.5 million for the second quarter of 2019. Interest income was $7.9 million for the second quarter of 2020, a decrease of $0.4 million, or 5.0%, from $8.3 million for the second quarter of 2019. Interest income decreased despite the $115.7 million increase in the average interest-earning assets between the periods primarily because of the decrease in the average yield earned on interest-earning assets. The average yield earned on interest-earning assets was 3.94% for the second quarter of 2020, a decrease of 89 basis points from 4.83% for the second quarter of 2019. The decrease in the average yield is primarily related to the decrease in the average prime rate between the periods.

Interest expense was $0.7 million for the second quarter of 2020, a decrease of $0.1 million, or 10.1%, compared to $0.8 million for the second quarter of 2019. Interest expense decreased despite the $114.4 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.40% for the second quarter of 2020, a decrease of 13 basis points from 0.53% for the second quarter of 2019. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in the average federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the second quarter of 2020 was 3.57%, a decrease of 78 basis points, compared to 4.35% for the second quarter of 2019. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the prime rate decreases that occurred between the periods.

A summary of the Company’s net interest margin for the three and six month periods ended June 30, 2020 and 2019 is as follows:

	For the three month period ended
	June 30, 2020			June 30, 2019
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$96,241	436	1.82%	$78,393	348	1.78%
Loans held for sale	8,736	67	3.07	2,482	27	4.36
Mortgage loans, net	129,584	1,306	4.05	113,786	1,247	4.40
Commercial loans, net	455,330	5,293	4.68	407,854	5,677	5.58
Consumer loans, net	64,864	761	4.72	73,777	950	5.16
Other	49,435	20	0.16	12,161	50	1.62
Total interest-earning assets	804,190	7,883	3.94	688,453	8,299	4.83

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	112,605	30	0.11	96,579	25	0.10
Savings accounts	88,528	16	0.07	80,013	16	0.08
Money market accounts	204,939	201	0.39	168,605	306	0.73
Certificates	119,722	498	1.67	118,893	475	1.60
Advances and other borrowings	0	0	0.00	1,152	7	2.54
Total interest-bearing liabilities	525,794			465,242
Non-interest checking	209,194			155,921
Other non-interest bearing deposits	2,142			1,610
Total interest-bearing liabilities and non-interest bearing deposits	$737,130	745	0.40	$622,773	829	0.53
Net interest income		$7,138			$7,470
Net interest rate spread			3.54%			4.30%
Net interest margin			3.57%			4.35%

	For the six month period ended
	June 30, 2020			June 30, 2019
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$99,755	937	1.89%	$78,592	686	1.76%
Loans held for sale	5,745	91	3.18	1,838	39	4.30
Mortgage loans, net	128,409	2,581	4.04	114,814	2,508	4.41
Commercial loans, net	432,556	10,390	4.83	404,399	10,737	5.35
Consumer loans, net	66,641	1,605	4.84	73,178	1,885	5.19
Other	40,844	123	0.61	18,549	176	1.91
Total interest-earning assets	773,950	15,727	4.09	691,370	16,031	4.68

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	107,949	61	0.11	97,132	49	0.10
Savings accounts	84,839	32	0.07	79,259	31	0.08
Money market accounts	197,718	494	0.50	175,052	576	0.66
Certificates	121,746	1,050	1.73	116,558	856	1.48
Advances and other borrowings	0	0	0.00	579	7	2.54
Total interest-bearing liabilities	512,252			468,580
Non-interest checking	191,590			156,185
Other non-interest bearing deposits	2,468			1,835
Total interest-bearing liabilities and non-interest bearing deposits	$706,310	1,637	0.47	$626,600	1,519	0.49
Net interest income		$14,090			$14,512
Net interest rate spread			3.62%			4.19%
Net interest margin			3.66%			4.23%

Provision for Loan Losses

The provision for loan losses was $0.3 million for the second quarter of 2020, an increase of $1.4 million compared to ($1.1) million for the second quarter of 2019. The provision for loan losses increased between the periods primarily because of the decrease in the recoveries received in the current period when compared to the same period of 2019 and also because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers that had their loan payments deferred because they had been negatively impacted by the pandemic. At June 30, 2020, the Bank had $119.1 million of loans to borrowers who had their loan payments deferred for up to six months. A summary of deferred loans at June 30, 2020 by industry or collateral type is as follows:

(Dollars in thousands)	Balance June 30, 2020
Commercial loans by industry:
Hotels (1)	$54,660
Retail/Office	20,322
Multi-family housing	11,195
Theaters	11,269
Single family housing	4,675
Restaurant/Bar	4,477
Other	9,449
Total commercial loans	116,047

Consumer loans by collateral type:
Single family	2,955
Other	77
Total consumer loans	3,032
Total deferred loans	$119,079

(1)

Approximately 39% of the hotel properties are located in Rochester, Minnesota with an additional 31% located in other markets in Minnesota where we operate a full service branch or Loan production office.

The allowance for loan losses is made up of general reserves based on our past loan loss history, specific reserves on impaired loans, and qualitative reserves for other items determined to have a potential impact on future loan losses. The qualitative increase to the allowance for loan losses related to the current economic environment and charge offs were partially offset by improvements in other qualitative reserves and a reduction in the specific reserves required on certain classified loans. The reduction in the specific reserves was primarily related to one classified loan that had its risk rating upgraded which reduced the required reserve by $0.4 million and two other classified loans that paid off during the quarter which reduced the required reserves for these loans by $0.2 million. Total non-performing assets were $3.2 million at June 30, 2020, an increase of $0.6 million, or 21.6%, from $2.6 million at March 31, 2020. Non-performing loans increased $0.6 million and foreclosed and repossessed assets did not change during the second quarter of 2020.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2020 and 2019 is summarized as follows:

(Dollars in thousands)	2020	2019
Balance at March 31,	$9,036	8,673
Provision	318	(1,059)
Charge offs:
Consumer	(34)	(7)
Commercial real estate	(730)	0
Commercial business	0	(826)
Recoveries	59	1,843
Balance at June 30,	$8,649	8,624

Allocated to:
General allowance	$8,495	7,856
Specific allowance	154	768
	$8,649	8,624

The $0.7 million of commercial real estate charge offs during the period relates to a commercial property in the transportation industry whose tenant filed for bankruptcy and the appraised value of the property decreased.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2020	2020	2019

Non-Performing Loans:
Single family	$390	$647	$617
Commercial real estate	1,579	734	184
Consumer	475	491	659
Commercial business	27	40	621
Total	2,471	1,912	2,081

Foreclosed and Repossessed Assets:
Single family	269	269	166
Commercial real estate	414	414	414
Total non-performing assets	$3,154	$2,595	$2,661
Total as a percentage of total assets	0.37%	0.33%	0.34%
Total non-performing loans	$2,471	$1,912	$2,081
Total as a percentage of total loans receivable, net	0.37%	0.31%	0.35%
Allowance for loan loss to non-performing loans	349.92%	472.54%	411.45%

Delinquency Data:
Delinquencies (1)
30+ days	$775	$1,464	$1,167
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.11%	0.23%	0.19%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $3.6 million for the second quarter of 2020, an increase of $1.6 million, or 77.8%, from $2.0 million for the second quarter of 2019. Gain on sales of loans increased $1.8 million between the periods primarily because of an increase in single family loan originations and sales. Fees and services charges decreased $0.1 million between the periods due primarily to a decrease in the overdraft fees collected. Other non-interest income decreased slightly due to a decrease in the fees earned on the sale of uninsured investment products between the periods. Loan servicing fees decreased slightly between the periods due to a decrease in the aggregate balances of commercial loans that were being serviced for others.

Non-interest expense was $6.7 million for the second quarter of 2020, an increase of $0.1 million, or 1.3%, from $6.6 million for the second quarter of 2019. Professional services expense increased $0.1 million between the periods primarily because of an increase in legal expenses relating to an ongoing bankruptcy litigation claim. Compensation and benefits expense increased $0.1 million primarily because of an increase in the accrual for unused employee paid time off. Occupancy and equipment costs increased slightly between the periods due to an increase in depreciation and non-capitalized software costs. Data processing costs increased slightly between the periods due to an increase in internet and mobile banking expenses. These increases in non-interest expense were partially offset by the $0.1 million decrease in other non-interest expense due to a decrease in advertising expenses between the periods. Income tax expense was $1.1 million for both the second quarter of 2020 and the second quarter of 2019.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2020 was 1.29%, compared to 1.60% for the second quarter of 2019. Return on average equity (annualized) was 11.31% for the second quarter of 2020, compared to 13.10% for the same period in 2019. Book value per common share at June 30, 2020 was $20.29, compared to $18.33 at June 30, 2019.

Six Month Period Results

Net Income

Net income was $4.1 million for the six month period ended June 30, 2020, a decrease of $0.4 million, or 9.0%, compared to net income of $4.5 million for the six month period ended June 30, 2019. Diluted earnings per share for the six month period ended June 30, 2020 was $0.88, a decrease of $0.09 per share compared to diluted earnings per share of $0.97 for the same period in 2019. The decrease in net income was primarily because of the $1.8 million increase in the provision for loan losses between the periods. The provision for loan losses increased between the periods primarily because of the decrease in recoveries received in the current period when compared to the same period of 2019 and also because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. Non-interest expenses also increased $0.6 million between the periods primarily because of an increase in expenses for professional services and compensation and benefits. Net income also decreased because of the $0.4 million decrease in net interest income because of a decrease in the yields earned on interest earning assets as a result of the decrease in the average prime rate between the periods. These decreases in net income were partially offset by the $2.4 million increase in other non-interest income due primarily to an increase in the gain on sales of mortgage loans between the periods. The increase in the gain on sales of mortgage loans was due to the increase in mortgage loan refinance activity in the current period as a result of the lower interest rate environment between the periods.

Net Interest Income

Net interest income was $14.1 million for the first six months of 2020, a decrease of $0.4 million, or 2.9%, compared to $14.5 million for the same period of 2019. Interest income was $15.7 million for the first six months of 2020, a decrease of $0.3 million, or 1.9%, from $16.0 million for the first six months of 2019. Interest income decreased despite the $82.6 million increase in the average interest-earning assets between the periods primarily because of the decrease in the average yield earned on interest-earning assets. The average yield earned on interest-earning assets was 4.09% for the first six months of 2020, a decrease of 59 basis points from 4.68% for the same period of 2019. The decrease in the average yield is primarily related to the decrease in the average prime rate between the periods.

Interest expense was $1.6 million for the first six months of 2020, an increase of $0.1 million, or 7.8%, compared to $1.5 million for the same period of 2019. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.47% for the first six months of 2020, a decrease of 2 basis points from 0.49% for the first six months of 2019. The increase in the interest paid on interest-bearing liabilities was primarily because of the $79.7 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first six months of 2020 was 3.66%, a decrease of 57 basis points, compared to 4.23% for the first six months of 2019. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the prime rate decreases that occurred between the periods.

Provision for Loan Losses

The provision for loan losses was $0.8 million for the first six months of 2020, an increase of $1.8 million compared to ($1.0) million for the first six months of 2019. The provision for loan losses increased between the periods primarily because of the decrease in recoveries received in the current period when compared to the same period of 2019 and also because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in our allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers that had their loan payments deferred because they had been negatively impacted by the pandemic. At June 30, 2020, the Bank had $119.1 million of loans with deferred payment agreements for up to six months. The allowance for loan losses is made up of general reserves based on our past loan loss history, specific reserves on impaired loans, and qualitative reserves for other items determined to have a potential impact on future loan losses. The qualitative increase to the allowance for loan losses related to the current economic environment and charge offs were partially offset by improvements in other qualitative reserves and a reduction in the specific reserves required on certain classified loans. The reduction in the specific reserves was primarily related to one classified loan that had its risk rating upgraded which reduced the required reserve by $0.4 million and two other classified loans that paid off during the first six months of 2020 which reduced the required reserve for these loans by $0.2 million. Total non-performing assets were $3.2 million at June 30, 2020, an increase of $0.5 million, or 18.5%, from $2.7 million at December 31, 2019. Non-performing loans increased $0.4 million and foreclosed and repossessed assets increased $0.1 million during the first six months of 2020.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2020 and June 30, 2019 is summarized as follows:

(Dollars in thousands)	2020	2019

Balance at January 1,	$8,564	8,686
Provision	778	(1,032)
Charge offs:
Consumer	(45)	(46)
Commercial real estate	(730)	0
Commercial business	0	(869)
Recoveries	82	1,885
Balance at June 30,	$8,649	8,624

The $0.7 million of commercial real estate charge offs during the period relates to a commercial property in the transportation industry whose tenant filed for bankruptcy and the appraised value of the property decreased.

Non-Interest Income and Expense

Non-interest income was $6.1 million for the first six months of 2020, an increase of $2.4 million, or 63.4%, from $3.7 million for the first six months of 2019. Gain on sales of loans increased $2.5 million between the periods primarily because of an increase in single family loan originations and sales. Fees and services charges decreased $0.1 million between the periods due primarily to a decrease in the overdraft fees collected. Other non-interest income decreased slightly due to an increase in the losses realized on equity investments between the periods. Loan servicing fees decreased slightly between the periods due to a decrease in the aggregate balances of commercial loans that were being serviced for others.

Non-interest expense was $13.7 million for the first six months of 2020, an increase of $0.7 million, or 4.9%, from $13.0 million for the first six months of 2019. Professional services expense increased $0.3 million between the periods primarily because of an increase in legal expenses relating to an ongoing bankruptcy litigation claim. Compensation and benefits expense increased $0.2 million primarily because of an increase in the accrual for unused employee paid time off. Occupancy and equipment costs increased $0.1 million between the periods due to an increase in depreciation and non-capitalized software costs. Data processing costs increased slightly between the periods due to an increase in internet and mobile banking expenses. Other non-interest expense increased slightly because of an increase in mortgage servicing expenses due to the increased refinancing activity of serviced loans between the periods. Income tax expense was $1.6 million for the first six months of 2020, a decrease of $0.2 million from $1.8 million the first six months of 2019. The decrease in income tax expense between the periods is primarily the result of a decrease in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the six month period ended June 30, 2020 was 1.01%, compared to 1.25% for the same six month period in 2019. Return on average equity (annualized) was 8.65% for the six month period ended June 30, 2020, compared to 10.43% for the same six month period in 2019.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “continues,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to maintaining credit quality, maintaining net interest margins; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; the anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, our clients, and the allowance for loan losses; the anticipated benefits that will be realized by our clients from government assistance programs related to the COVID-19 pandemic; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; the payment of dividends or repurchases of stock by HMN; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2020	2019
	(unaudited)
Assets
Cash and cash equivalents	$65,810	44,399
Securities available for sale:
Mortgage-backed and related securities (amortized cost $48,720 and $54,777)	50,593	54,851
Other marketable securities (amortized cost $46,928 and $52,751)	47,200	52,741
	97,793	107,592

Loans held for sale	5,167	3,606
Loans receivable, net	668,432	596,392
Accrued interest receivable	3,380	2,251
Mortgage servicing rights, net	2,647	2,172
Premises and equipment, net	10,248	10,515
Goodwill	802	802
Core deposit intangible	107	156
Prepaid expenses and other assets	7,276	8,052
Deferred tax asset, net	1,121	1,702
Total assets	$862,783	777,639

Liabilities and Stockholders’ Equity
Deposits	$752,759	673,870
Accrued interest payable	271	420
Customer escrows	1,821	2,413
Accrued expenses and other liabilities	9,817	8,288
Total liabilities	764,668	684,991
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value):
Authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,312	40,365
Retained earnings, subject to certain restrictions	111,623	107,547
Accumulated other comprehensive income	1,545	46
Unearned employee stock ownership plan shares	(1,546)	(1,643)
Treasury stock, at cost 4,292,303 and 4,284,840 shares	(53,910)	(53,758)
Total stockholders’ equity	98,115	92,648
Total liabilities and stockholders’ equity	$862,783	777,639

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Interest income:
Loans receivable	$7,427	7,901	14,667	15,169
Securities available for sale:
Mortgage-backed and related	265	44	554	90
Other marketable	171	304	383	596
Other	20	50	123	176
Total interest income	7,883	8,299	15,727	16,031

Interest expense:
Deposits	745	822	1,637	1,512
Federal Home Loan Bank advances and other borrowings	0	7	0	7
Total interest expense	745	829	1,637	1,519
Net interest income	7,138	7,470	14,090	14,512
Provision for loan losses	318	(1,059)	778	(1,032)
Net interest income after provision for loan losses	6,820	8,529	13,312	15,544

Non-interest income:
Fees and service charges	669	785	1,383	1,485
Loan servicing fees	297	318	629	633
Gain on sales of loans	2,364	611	3,498	990
Other	264	307	555	604
Total non-interest income	3,594	2,021	6,065	3,712

Non-interest expense:
Compensation and benefits	3,799	3,737	7,846	7,647
Occupancy and equipment	1,111	1,081	2,234	2,142
Data processing	321	305	629	606
Professional services	447	381	934	653
Other	975	1,063	2,011	1,966
Total non-interest expense	6,653	6,567	13,654	13,014
Income before income tax expense	3,761	3,983	5,723	6,242
Income tax expense	1,070	1,121	1,647	1,761
Net income	2,691	2,862	4,076	4,481
Other comprehensive income, net of tax	224	442	1,499	926
Comprehensive income available to common shareholders	$2,915	3,304	5,575	5,407
Basic earnings per share	$0.58	0.62	0.88	0.97
Diluted earnings per share	$0.58	0.62	0.88	0.97

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

Selected Financial Data:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
I. OPERATING DATA:
Interest income	$7,883	8,299	15,727	16,031
Interest expense	745	829	1,637	1,519
Net interest income	7,138	7,470	14,090	14,512

II. AVERAGE BALANCES:
Assets (1)	840,026	717,942	808,795	721,118
Loans receivable, net	649,778	595,417	627,606	592,391
Securities available for sale (1)	96,241	78,393	99,755	78,592
Interest-earning assets (1)	804,190	688,453	773,950	691,370
Interest-bearing liabilities and non-interest bearing deposits	737,130	622,773	706,310	626,600
Equity (1)	95,728	87,628	94,805	86,631

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.29%	1.60%	1.01%	1.25%
Interest rate spread information:
Average during period	3.54	4.30	3.62	4.19
End of period	3.42	4.01	3.42	4.01
Net interest margin	3.57	4.35	3.66	4.23
Ratio of operating expense to average total assets (annualized)	3.19	3.67	3.39	3.64
Return on average equity (annualized)	11.31	13.10	8.65	10.43
Efficiency	61.99	69.19	67.74	71.41

	June 30,	December 31,	June 30,
	2020	2019	2019
IV. EMPLOYEE DATA:
Number of full time equivalent employees	174	181	178

V. ASSET QUALITY:
Total non-performing assets	$3,154	2,661	3,124
Non-performing assets to total assets	0.37%	0.34%	0.43%
Non-performing loans to total loans receivable, net	0.37%	0.35%	0.45%
Allowance for loan losses	$8,649	8,564	8,624
Allowance for loan losses to total assets	1.00%	1.10%	1.19%
Allowance for loan losses to total loans receivable, net (2)	1.29	1.44	1.45
Allowance for loan losses to non-performing loans	349.92	411.45	323.18

VI. BOOK VALUE PER SHARE:
Book value per share common share	$20.29	19.13	18.33

	Six Months Ended June 30, 2020	Year Ended December 31, 2019	Six Months Ended June 30, 2019
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.37%	11.91%	12.29%
Average stockholders’ equity to average assets (1)	11.72	12.06	12.01
Ratio of average interest-earning assets to average interest-bearing liabilities and non-interest bearing deposits(1)	109.58	110.18	110.34
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.56	13.21	13.56
Tier 1 capital leverage ratio	10.50	10.89	11.79
Tier 1 capital ratio	13.56	13.21	13.56
Risk-based capital	14.81	14.46	14.81
1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
2)	Allowance for loan losses to total loans receivable, net without the $53.1 million of outstanding PPP loans would be 1.41% as of June 30, 2020.